Exhibit 99.1

UNITED ONLINE REPORTS FOURTH-QUARTER AND FISCAL 2005 RESULTS AND
DECLARES QUARTERLY CASH DIVIDEND

Quarterly Revenues of $130.2 Million

Quarterly Operating Income of $22.1 Million

Quarterly Adjusted OIBDA of $34.6 Million

Quarterly Cash Dividend of $0.20 per Share

WOODLAND HILLS, Calif., Feb. 9, 2006 — United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer Internet subscription services, today reported results for its fourth quarter and fiscal year ended December 31, 2005. The company also announced that its Board of Directors has declared a quarterly cash dividend of $0.20. The dividend is payable on February 28, 2006 to shareholders of record as of the close of business on February 14, 2006.

Summary of December 2005 Quarter Results:

•                  Total revenues for the quarter were $130.2 million, up 9% versus $119.6 million for the year-ago quarter.

•                  Operating income for the quarter was $22.1 million, or 17.0% of revenues, up 16% versus operating income of $19.0 million, or 15.9% of revenues, in the year-ago quarter.

•                  Adjusted operating income before depreciation and amortization (“OIBDA”)(1) for the quarter was a record $34.6 million, or 26.6% of revenues, an increase of 15% versus adjusted OIBDA of $30.0 million, or 25.1% of revenues, in the year-ago quarter.

•                  Pay accounts(2) decreased by 31,000 during the quarter to 5.0 million; subscriptions(3) increased by 1,000 to 6.4 million; active accounts(2) totaled 17.6 million at December 31, 2005.

•                  Net income for the quarter was $12.4 million, or $0.19 per share, versus $80.2 million, or $1.27 per share, for the year-ago quarter.  The year-ago quarter results include a tax benefit of $68.6 million, or $1.09 per share, related to the recognition of a portion of the company’s deferred tax assets.  Excluding the benefit, net income for the year-ago quarter was $11.6 million, or $0.18 per share.

•                  Adjusted net income(4) for the quarter was a record $18.6 million, an increase of 12% versus $16.6 million for the year-ago quarter.  On a per share basis, adjusted net income for the quarter was $0.28 per share, an increase of 8% versus $0.26 per share for the year-ago quarter.  Adjusted net income is calculated in a manner consistent with the analyst consensus estimate as reported by First Call.

•                  Cash flows from operations were $22.8 million for the quarter, versus $31.7 million for the year-ago quarter.

•                  Free cash flow(5) for the quarter was $17.6 million, versus $30.6 million for the year-ago quarter.

Summary of Fiscal 2005 Results:

•                  Total revenues for 2005 were a record $525.1 million, up 17% versus $448.6 million for 2004.

•                  Operating income for 2005 was a record $86.6 million, or 16.5% of revenues, up 9% versus operating income of $79.5 million, or 17.7% of revenues, in 2004.

•                  Adjusted OIBDA for 2005 was a record $133.8 million, or 25.5% of revenues, an increase of 18% versus adjusted OIBDA of $113.6 million, or 25.3% of revenues, in 2004.

•                  Net income for 2005 was $47.1 million, or $0.74 per share, versus $117.5 million, or $1.81 per share, for 2004. Net income for 2004 included a tax benefit of $68.6 million, or $1.06 per share.  Excluding these benefits, net income for 2004 was $48.9 million, or $0.75 per share.

•                  Adjusted net income for 2005 was $71.1 million, an increase of 9% versus $65.4 million for 2004.  On a per share basis, adjusted net income for 2005 was $1.09 per share, an increase of 8% versus $1.01 per share for 2004.  Adjusted net income is calculated in a manner consistent with the analyst consensus estimate as reported by First Call.

•                  Cash flows from operations were $137.0 million for 2005, an increase of 11% versus $124.0 million for 2004.

•                  Free cash flow for 2005 was $115.4 million, versus $117.9 million for 2004.

“We are pleased to report our fourth consecutive year of record revenues, operating income and adjusted OIBDA,” said Mark R. Goldston, chairman, CEO and president of United Online.  “Our access business continued to generate significant cash flows and profitability while the growth we experienced in 2005 was driven by our diversification into non-access businesses, particularly our Classmates social networking unit.  During the fourth quarter we launched our VoIP initiative under the NetZero Voice brand name, which grew to 14,000 subscriptions and 44,000 active accounts at December 31, 2005.  Going forward, we intend to continue to invest in our diversification strategy while maintaining our overall corporate focus on disciplined financial results.”

“United Online grew its social networking and other web service pay accounts by 25% during 2005 and completed the year with these non-access businesses representing 43% of our total pay account base,” said Charles S. Hilliard, executive vice president and CFO of United Online.  “Beyond growing our non-access businesses in 2005, we also demonstrated our ability to manage the profitability and cash flow contribution of our access business, which declined by a net 125,000 pay accounts during the fourth quarter.”

Additional Highlights:

•                  Billable services margin(6) was 78.1% for the December 2005 quarter, versus 78.7% for the year-ago quarter.

•                  Cash balances at December 31, 2005 were $244.4 million, including cash, cash equivalents and short-term investments.  During the quarter, the company repaid $4.1 million of its senior term loan facility, bringing the balance of the facility to $54.2 million at December 31, 2005.  On January 3, 2006, the company retired the remaining $54.2 million balance on its senior term loan facility.

Business Outlook:

The following forward-looking information includes certain projections made by management as of the date of this release. United Online does not intend to revise or update this information and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.  Stock-based compensation includes the estimated impact of expensing stock options under Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment”, which the company adopted effective January 1, 2006.

Following is the company’s guidance for the March 2006 quarter and the year ending December 31, 2006:

(in millions)	Mar ‘06 Q Est.	CY’06 Est.
Operating income	$16.8 – $18.8	$73.6 – $79.6
Depreciation	4.8	20.5
Amortization	4.4	15.9
Stock-based compensation	6.0	21.0
Adjusted operating income before depreciation and amortization(1)	$32.0 – $34.0	$131.0 – $137.0

Weighted average diluted shares	66.5 – 67.5	67.5 – 68.5

•                  Total revenues for the March 2006 quarter are estimated to be between approximately $125 million and approximately $128 million.

•                  The company estimates that total pay accounts will be between approximately 5.0 million and approximately 5.1 million at March 31, 2006.

(1) Adjusted operating income before depreciation and amortization (adjusted OIBDA) is defined as operating income before depreciation, amortization, stock-based compensation and facility-exit costs. Management believes that because adjusted OIBDA excludes (1) certain non-cash expenses (such as depreciation, amortization and stock-based compensation); and (2) items that management believes are not reflective of the company’s core operating results over time (non-recurring facility-exit costs in the quarter and year ended December 31, 2004 related to the relocation of the company’s corporate offices), this measure provides investors with additional useful information to measure the company’s performance, particularly with respect to changes in performance from period to period. Management uses adjusted OIBDA to measure the company’s performance and previously monitored adjusted OIBDA to ensure compliance with specific financial performance covenants under its term loan, which was repaid in January 2006. The company’s Board of Directors uses this measure in determining certain compensation incentives for certain members of the company’s management. Adjusted OIBDA is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of adjusted OIBDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock compensation expenses related to the company’s workforce. Management compensates for this limitation by providing supplemental information about stock compensation expense on the face of the consolidated statements of operations. Management does not believe either of these limitations is material, particularly when such measure is disclosed with its most comparable GAAP financial measure, operating income. A reconciliation to operating income is provided in the accompanying tables.

(2) A pay account represents a unique billing relationship with a customer who subscribes to one or more of the company’s services. A pay account does not equate to a unique subscriber since one subscriber could have several pay accounts. Active accounts are defined as all free access, VoIP, social network and email users that logged on to our services at least once during the preceding 31 days, together with all pay accounts. Additionally, active accounts include the number of free Web sites that received at least one unique visitor within the preceding 90 days and the number of free photo-sharing users that logged on to the service at least once within the preceding 90 days. A table entitled “Analysis of Pay Accounts and Subscriptions” is presented elsewhere in this release.

(3) A subscription represents a unique subscription to any individual pay service offered by the company. Internet access and accelerated dial-up are counted as two subscriptions, although most subscribers to the accelerated service purchase it bundled with our standard Internet access. A table entitled “Analysis of Pay Accounts and Subscriptions” is presented elsewhere in this release.

(4) Adjusted net income is defined as net income before the after-tax effect of amortization of intangible assets, stock-based compensation and facility-exit costs. Management believes that adjusted net income provides investors with additional useful information to measure the company’s financial performance, particularly from period to period, exclusive of (1) certain non-cash expenses (such as amortization and stock-based compensation); and (2) other items which management believes are not reflective of the company’s core operating results over time (non-recurring facility-exit costs in the quarter and year ended December 31, 2004 related to the relocation of the company’s corporate offices). Management also uses adjusted net income for this purpose. Adjusted net income is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. The limitations of adjusted net income are that, similar to adjusted OIBDA, it does not include certain costs, and the term adjusted net income does not have a standardized meaning. Therefore, other companies may use the same, or a similarly named measure but exclude different items, which may not provide investors a comparable view of the company’s performance in relation to other companies in the same industry. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of adjusted net income in this earnings release and by providing a reconciliation that shows and describes the adjustments made. Management does not believe these limitations are material, particularly when such measure is disclosed with its most comparable GAAP financial measure, net income. A reconciliation to net income is provided in the accompanying tables.

(5) Free cash flow is defined as net cash provided by operating activities before cash paid for relocation costs, less capital expenditures. Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets, and excludes the cash impact of items which management believes are not reflective of the company’s core operating results over time (non-recurring facility-exit costs in the quarter and year ended December 31, 2004 related to the relocation of the company’s corporate offices). This measure is used by management, and may also be useful for investors, to assess the company’s ability to pay its quarterly dividend, repay debt obligations and generate cash flow for a variety of strategic opportunities, including reinvestment in the business, and effecting potential acquisitions and share repurchases. Free cash flow is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. The limitation of free cash flow is that it excludes cash paid for non-recurring relocation costs during certain periods. Management does not believe that this is a material limitation, particularly when such measure is disclosed with its most comparable GAAP financial measure, net cash provided by operating activities. A reconciliation to net cash provided by operating activities is provided in the accompanying tables.

(6) Billable services margin represents billable services revenues less cost of billable services divided by billable services revenues.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements containing words such as “guidance,” “may,” “believe,” “will,” “expect,” “project,” “projections,” “business outlook” and “estimate” or similar expressions constitute forward-looking statements. These statements include, without limitation, expectations regarding: guidance for future financial performance; changes in pay accounts; weighted average diluted shares; depreciation and amortization; and stock-based compensation. Actual results may differ materially from those predicted and reported results should not be considered an indication of future performance. Potential risks and uncertainties include, among others: the effect of competition, including adoption of broadband services and changes in the company’s pricing or competitors’ pricing, and the use of promotional offers to acquire or retain subscribers; the company’s inability to retain its existing subscribers and the rate at which new subscribers sign up for the company’s services; changes in the mix of pay accounts; the effects of changes in marketing expenditures or shifts in marketing expenditures to support new products and services; the effects of seasonality and changes in Internet usage; changes in the projected number of weighted average diluted shares due to the issuance of stock, restricted stock units and stock options, stock repurchases, fluctuations in the company’s stock price or other factors; the impact of new product releases, including VoIP; changes in the projected amortization and depreciation figures due to capital spending or other factors; potential impairment of goodwill and intangibles; changes in usage by subscribers, additional telecommunications costs or other factors negatively impacting the company’s billable services margin; changes in active accounts; the company’s inability to maintain its agreements with telecommunications providers on attractive terms; the company’s ability to successfully integrate acquisitions; problems associated with the company’s billing systems; the company’s inability to retain key customers and key personnel; unanticipated technological problems or developments; risks associated with litigation; and unanticipated governmental regulation. From time to time, the company considers acquisitions that, if consummated, could be material. Forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition is consummated during the relevant periods. If an acquisition were consummated, actual results could differ materially from any forward-looking statements. More information about potential factors that could affect the company’s business and financial results is included in the company’s annual and quarterly reports filed with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

About United Online

United Online, Inc. (Nasdaq:UNTD) is a leading provider of consumer Internet subscription services through a number of brands, including NetZero, NetZero Voice, Juno and Classmates. The company’s services include Internet access, accelerated dial-up services, Voice-over-Internet Protocol (VoIP) calling plans, premium email, personal Web hosting and domain services, photo-sharing services and social networking. At December 31, 2005, United Online had 900 employees worldwide. United Online is headquartered in Woodland Hills, CA, with offices in New York City, NY; Renton, WA; San Francisco, CA; Orem, UT; Munich, Germany; and Hyderabad, India. For more information about United Online and its Internet services, please visit http://www.untd.com.

United Online will be hosting a conference call today at 2:00PM PT (5:00PM ET) to discuss its quarterly results. A live Web cast of the call can be accessed on the Investors section of the company’s Web site at www.untd.com. A recording of the call will be available on the site for seven days.

Investor and Press Contacts:

Liz Gengl

United Online, Inc.

818-287-3076

pr@untd.com

Scott Matulis

United Online, Inc.

818-287-3388

investor@untd.com

UNITED ONLINE, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004

ASSETS
Cash, cash equivalents and short-term investments	$244,362	$232,793
Accounts receivable, net	19,201	17,534
Deferred tax assets, net	68,355	76,203
Property and equipment, net	33,093	27,006
Goodwill and intangible assets, net	139,837	147,016
Other assets	16,340	19,300
Total assets	$521,188	$519,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$46,955	$45,379
Accrued liabilities	36,249	18,320
Deferred revenue	56,284	50,954
Capital leases	698	1,319
Term loan	54,208	100,000
Other liabilities	4,379	2,181
Total liabilities	198,773	218,153

Stockholders’ equity	322,415	301,699

Total liabilities and stockholders’ equity	$521,188	$519,852

UNITED ONLINE, INC.

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Billable services	$114,591	$108,530	$465,980	$410,821
Advertising and commerce	15,641	11,090	59,081	37,796
Total revenues	130,232	119,620	525,061	448,617

Operating expenses:
Cost of billable services	25,057	23,096	97,974	94,983
Cost of free services	3,132	2,474	12,515	7,393
Sales and marketing	48,306	47,962	208,338	178,905
Product development	10,902	7,966	38,940	27,422
General and administrative	12,718	10,918	48,983	37,569
Stock-based compensation (a)	3,120	517	9,952	2,449
Amortization of intangible assets	4,915	7,651	21,799	20,403
Total operating expenses	108,150	100,584	438,501	369,124

Operating income	22,082	19,036	86,560	79,493

Interest and other income, net	2,201	902	6,885	5,138
Interest expense	(1,328)	(256)	(6,073)	(1,202)

Income before income taxes	22,955	19,682	87,372	83,429

Provision for income taxes	10,581	(60,507)	40,245	(34,051)

Net income	$12,374	$80,189	$47,127	$117,480

Basic net income per share	$0.20	$1.33	$0.77	$1.91
Diluted net income per share	$0.19	$1.27	$0.74	$1.81

Shares used to calculate basic net income per share	61,899	60,307	61,135	61,404
Shares used to calculate diluted net income per share	64,996	63,250	63,815	65,012
Shares outstanding at end of period	62,606	61,074	62,606	61,074

(a) Stock-based compensation is allocated as follows:

Cost of billable services	$52	$16	$183	$16
Sales and marketing	333	(255)	954	76
Product development	327	32	1,069	32
General and administrative	2,408	724	7,746	2,325
Total stock-based compensation	$3,120	$517	$9,952	$2,449

UNITED ONLINE, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,374	$80,189	$47,127	$117,480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	12,538	10,936	47,232	31,600
Deferred taxes, tax benefits and other	4,165	(58,931)	17,495	(35,317)
Change in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	1,678	(723)	(1,669)	220
Other assets	(1,764)	(674)	1,806	(4,122)
Accounts payable and accrued liabilities	(5,231)	1,272	17,677	11,356
Other liabilities	45	706	2,198	1,895
Deferred revenue	(1,034)	(1,034)	5,181	848
Net cash provided by operating activities	22,771	31,741	137,047	123,960

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(38,151)	(99,466)	(320,869)	(329,083)
Proceeds from maturities and sales of short-term investments	101,755	119,234	353,333	344,519
Purchases of rights, patents and trademarks	(8)	(10)	(5,562)	(926)
Cash paid for acquisitions, net of cash acquired	—	(98,168)	(8,638)	(110,102)
Purchases of property and equipment	(5,199)	(1,312)	(21,653)	(12,510)
Proceeds from sales of assets, net	—	—	—	92
Net cash provided by (used for) investing activities	58,397	(79,722)	(3,389)	(108,010)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital leases	(91)	(166)	(621)	(166)
Proceeds from term loan and line of credit, net	—	107,569	—	107,569
Payments on term loan	(4,125)	(10,300)	(45,792)	(10,300)
Payment for dividends	(12,808)	—	(38,067)	—
Proceeds from employee stock purchase plan	1,491	1,409	3,169	3,045
Repurchases of common stock	—	(792)	(14,206)	(74,509)
Proceeds from exercises of stock options	1,142	992	5,874	6,015
Net cash provided by (used for) financing activities	(14,391)	98,712	(89,643)	31,654

Effect of exchange rate changes on cash and cash equivalents	(39)	—	(130)	—

Change in cash and cash equivalents	66,738	50,731	43,885	47,604
Cash and cash equivalents, beginning of period	33,659	5,781	56,512	8,908
Cash and cash equivalents, end of period	$100,397	$56,512	$100,397	$56,512

UNITED ONLINE, INC.

Reconciliation of Net Income to Adjusted Net Income (4)

(in thousands, except per-share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Net income	$12,374	$80,189	$47,127	$117,480
Add:
Facility-exit costs (a)	—	10	—	3,257
Stock-based compensation	3,120	517	9,952	2,449
Amortization of intangible assets	4,915	7,651	21,799	20,403
	20,409	88,367	78,878	143,589

Income tax effect of adjusting entries and re-measurement of certain deferred tax assets	(1,819)	(71,722)	(7,769)	(78,230)
Adjusted net income	$18,590	$16,645	$71,109	$65,359

Adjusted basic net income per share	$0.30	$0.28	$1.16	$1.06
Adjusted diluted net income per share	$0.28	$0.26	$1.09	$1.01

Shares used to calculate adjusted basic net income per share	61,899	60,307	61,135	61,404
Shares used to calculate adjusted diluted net income per share (b)	66,236	63,250	65,127	65,012

(a)  Facility-exit costs incurred as a result of the relocation of the company’s corporate offices. These costs are attributable to lease termination fees and accelerated depreciation incurred in connection with terminated leases.

(b) Includes the adjustment of shares used to calculate diluted net income per share resulting from the elimination of stock-based compensation.

UNITED ONLINE, INC.

Reconciliation of Non-GAAP Financial Data

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Adjusted Operating Income Before Depreciation and Amortization (1)
Operating income	$22,082	$19,036	$86,560	$79,493
Depreciation	4,503	2,768	15,481	8,003
Amortization	4,915	7,651	21,799	20,403
Operating income before depreciation and amortization	31,500	29,455	123,840	107,899
Stock-based compensation	3,120	517	9,952	2,449
Facility-exit costs (a)	—	10	—	3,257
Adjusted operating income before depreciation and amortization	$34,620	$29,982	$133,792	$113,605

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Free Cash Flow (5)
Net cash provided by operating activities	$22,771	$31,741	$137,047	$123,960
Add (deduct):
Capital expenditures	(5,199)	(1,312)	(21,653)	(12,510)
Cash paid for relocation costs (b)	—	200	—	6,410
Free cash flow	$17,572	$30,629	$115,394	$117,860

(a) Represents costs incurred in connection with the relocation of the company’s corporate offices. These costs are attributable to lease termination fees and accelerated depreciation incurred in connection with terminated leases.

(b) Represents cash payments made in connection with the relocation of the company’s corporate offices. These payments relate primarily to lease termination fees and capital expenditures for the new corporate offices.

UNITED ONLINE, INC.

Selected Quarterly Historical Financial Data and Key Metrics (a)

	Dec. 31, 2005	Sep. 30, 2005	Jun. 30, 2005	Mar. 31, 2005	Dec. 31, 2004
Total revenues (in thousands)	$130,232	$132,778	$131,520	$130,531	$119,620
Net income (in thousands)	$12,374	$12,594	$10,672	$11,487	$80,189	(b)
Net income per diluted share	$0.19	$0.20	$0.17	$0.18	$1.27
Pay accounts (2) (in thousands)	5,009	5,040	5,033	4,952	4,826
Active accounts (2) (in millions)	17.6	16.9	16.9	17.0	15.2
Number of employees at end of period	900	868	828	769	742

(a)  More information on the financial results for these quarters can be found in the company’s filings with the Securities and Exchange Commission.

(b)  Includes $68.6 million tax benefit related to the recognition of a portion of the company’s deferred tax assets.

UNITED ONLINE, INC.

Analysis of Pay Accounts (2) and Subscriptions (3)

(in thousands)

	Dec. 31, 2005	Sep. 30, 2005	Jun. 30, 2005	Mar. 31, 2005	Dec. 31, 2004
Internet access	2,855	2,980	3,078	3,130	3,100
Non-access services (a)	2,154	2,060	1,955	1,822	1,726
Total pay accounts (2)	5,009	5,040	5,033	4,952	4,826

Internet access	2,855	2,980	3,078	3,130	3,100
Accelerator	1,214	1,205	1,196	1,170	1,105
Non-access services (a)	2,303	2,186	2,064	1,900	1,781
Total subscriptions (3)	6,372	6,371	6,338	6,200	5,986

(a) Non-access services include VoIP, social networking, premium email, Web-hosting and domain name registration, premium content and photo sharing.